Exhibit 10.4

HouseValues Inc.

2008 MANAGEMENT BONUS INCENTIVE PLAN SUMMARY

On February 19, 2008, the Compensation Committee approved the HouseValues, Inc. 2008 Management Bonus Plan (the “Plan”), which provides for cash bonuses to executive officers upon achievement of specified performance goals. For 2008, the performance metrics for the Plan relate to revenue and “Adjusted EBITDA,” a non-GAAP measure defined as earnings before net interest, taxes, depreciation, amortization, stock-based compensation, impairment charges and equity in loss from investee. Bonus targets for 2008 are based on a percentage of base salary for each executive officer who continues to be employed by the Company, ranging from 29% to 39% of base salary if the Adjusted EBITDA and Revenue plan is met, and from 80% to 100% of base salary if the top-level Adjusted EBITDA and Revenue target is met. If the Company’s performance falls between plan and top-level target, bonus targets will fall between those percentages set forth above. The Compensation Committee will assess Plan achievement for each executive officer and may modify awards or award vehicles and differentiate between executives in their discretion. Executives will not receive a bonus under the Plan if less than 100% of the Plan target is met. For 2008, the Company’s executive officers have agreed to lower than historical bonuses at target, similar to 2007.